Exhibit 99.1

FOR FURTHER INFORMATION: Michael W. McCarthy Vice President – Corporate Communications Photronics, Inc. (203)775-9000 mmccarthy@brk.photronics.com

Press Release

FOR IMMEDIATE RELEASE

Wednesday, June 21, 2006

DR. SOO HONG JEONG APPOINTED CHIEF OPERATING OFFICER

BROOKFIELD, Connecticut Wednesday, June 21, 2006 — Photronics, Inc. (Nasdaq:PLAB), a worldwide leader in supplying innovative imaging technology solutions for the global electronics industry, announced today that Dr. Soo Hong Jeong (50) has been appointed to the position of Chief Operating Officer (COO) effective immediately. In this new role, Dr. Jeong will be responsible for all aspects of the Company’s global photomask manufacturing operations in Asia, Europe and North America. Dr. Jeong will report directly to Michael J. Luttati, Photronics’ Chief Executive Officer.

Prior to being appointed Chief Operating Officer, Dr. Jeong served the Company as President of Asian Operations, a position he has served in since 2004 and which he will continue to hold. He originally joined Photronics in 2000 when the Company acquired PK, Ltd. in Korea, a company he founded in 1995 as a spin-off from Anam Semiconductor. Dr. Jeong has assumed roles of increasing responsibility in recognition of his success in expanding Photronics’ advanced technology capabilities to service customers in both the integrated circuit and flat panel display industries. In this new role, he will be focused on facilitating the smooth transfer of technology between the new NanoFabs coming on line toward the end of calendar 2007; the ramping up of the Company’s new operations in Taichung, Taiwan for flat panel display masks and in Shanghai, China for semiconductor masks; and on optimizing high-end and mainstream technology manufacturing yields at each manufacturing site in Asia, Europe and North America.

In commenting on Dr. Jeong’s appointment, Michael J. Luttati, Photronics’ Chief Executive Officer noted, “S.H. has been a catalyst for positive change since coming to Photronics. He has consistently demonstrated a talent for identifying opportunities and then positioning Photronics as a leader in these active markets, which now include advanced semiconductor technologies and flat panel displays.” He added, “S.H. will be working very closely with Dr. Chris Progler, our Chief Technology

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Photronics, Inc.    15 Secor Road • Brookfield, Connecticut 06804 • (203)775-9000 • www.photronics.com

DR. SOO HONG JEONG APPOINTED CHIEF OPERATING OFFICER	PAGE TWO

Officer as part of a coordinated ‘two in a box’ structure designed to insure that our advanced technology development and manufacturing processes are globally integrated in a seamless fashion. I expect that in his new role, S.H.’s contributions will be the source of great momentum in Photronics’ being able to achieve profitable technology leadership and deliver the benefits associated with tighter global integration.”

“Our semiconductor and flat panel display customers are continually racing forward with new technologies that differentiate them in an increasingly competitive global market,” added Dr. Jeong. “At Photronics, we must move even more quickly. Increasing efficiencies and tighter coordination across all aspects of our technology deployment, manufacturing and service, will further differentiate the valuable innovations Photronics brings to its relationships with customers. With responsibility for global manufacturing, I will be working closely with Sales and R&D to insure that our global operations exceed the expectations that our customers demand from their primary supplier of photomask technology and services.”

Dr. Jeong lives in Seoul, South Korea with his family. He holds a PhD in Electronic Engineering from Kyung Book University.

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Photronics is a leading worldwide manufacturer of photomasks. Photomasks are high precision quartz plates that contain microscopic images of electronic circuits. A key element in the manufacture of semiconductors and flat panel displays, photomasks are used to transfer circuit patterns onto semiconductor wafers and flat panel substrates during the fabrication of integrated circuits, a variety of flat panel displays and, to a lesser extent, other types of electrical and optical components. They are produced in accordance with product designs provided by customers at strategically located manufacturing facilities in Asia, Europe, and North America. Additional information on the Company can be accessed at www.photronics.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Certain statements in this release are considered “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All forward looking statements involve risks and uncertainties. In particular, any statement contained in this release regarding the consummation and benefits of future acquisitions, expectations with respect to the MP Mask Technology Center LLC joint venture with Micron Technology, the planned fabrication facilities, future sales, financial performance, operating efficiencies and product expansion, are subject to known and unknown risks, uncertainties and contingencies, many of which are beyond the control of the Company. These factors may cause actual results, performance or achievements to differ materially from anticipated results, performances or achievements. Factors that might affect such forward looking statements include, but are not limited to, overall economic and business conditions; the demand and receipt of orders for the Company’s products; competitive factors in the industries and geographic markets in which the Company competes; changes in federal, state and foreign tax requirements (including tax rate changes, new tax laws and revised tax law interpretations); the Company’s ability to place new equipment in service on a timely basis; interest rate fluctuations and other capital market conditions, including foreign currency rate fluctuations; economic and political conditions in international markets; the ability to obtain a new bank facility or other financings; the ability to achieve anticipated synergies and other cost savings in connection with acquisitions and productivity programs; uncertainties with respect to the integration and management of a new joint venture, delays in the construction and equipping of the planned fabrication facilities, the ability to transfer licensed applications to other applications, the timing, impact and other uncertainties of future acquisitions and investments; the seasonal and cyclical nature of the semiconductor industry; the availability of capital; management changes; damage or destruction to our facilities by natural disasters, labor strikes, political unrest or terrorist activity; the ability to fully utilize its tools; the ability of the Company to receive desired yields, pricing, product mix, and market acceptance of its products; changes in technology; and other risks and uncertainties set forth in the Company’s SEC filings from time to time. Any forward-looking statements should be considered in light of these factors. The Company assumes no obligation to update the information in this release.

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Photronics, Inc.    15 Secor Road • Brookfield, Connecticut 06804 • (203)775-9000 • www.photronics.com